NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES REPORTS FIRST QUARTER 2011
EARNINGS FROM CONTINUING OPERATIONS

•	Revenues up 53% to $194 million
•	Earnings per diluted share more than doubled to $0.44, excluding special items
•	Bookings up 46% year over year and up 18% sequentially
•	Company raises 2011 guidance

LUFKIN, Texas, April 20, 2011 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial and operating results for the first quarter 2011.  All per share numbers have been adjusted to reflect the Company’s 2-for-1 stock dividend, which occurred on June 1, 2010.
  Earnings from continuing operations for the first quarter of 2011 more than doubled to $12.4 million, or $0.40 per diluted share, from $6.0 million, or $0.20 per diluted share, for the first quarter of 2010.  First quarter 2011 earnings were impacted by a general liability accrual and legal expenses associated with an intellectual property lawsuit as further outlined in the table at the end of this release.  Excluding these items, adjusted net earnings from continuing operations would have been $13.6 million, or $0.44 per share.   Revenues for the first quarter of 2011 increased 53% to $194.4 million compared to $127.1 million for the same period a year ago.
“2011 is off to a very good start,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.  “Robust oil prices are driving sharp increases in energy related activity across the globe.
“Bookings were very strong in both divisions this quarter.  Total Oilfield Division bookings increased another 18% sequentially, driven primarily by order flow in North America.  Of this, demand for automation products was especially robust.  Customers are starting to place larger orders with staged deliveries, which gives us greater visibility at the factory, as we are able to manage our supply chain and production processes more efficiently.
“Although it makes up a relatively small portion of our overall revenues, it is notable that we’re seeing a substantial increase in orders at the foundry, driven by both commercial products as well as increased utilization supporting both of our operating divisions.
“We also set a new record for bookings in the Power Transmission Division during the first quarter, which experienced an 18% sequential increase.  Orders were heavily weighted towards the oil and gas and power generation sectors, with orders for international destinations comprising 57% of Power Transmissions new bookings.
“The Company-wide backlog of $301.6 million is up 29% sequentially, and up 57% compared to March 31, 2010.  We have experienced sharp increases in both divisions, driven by the accelerating activity in the energy sector.
“To meet this demand, we have significantly increased headcount at our factories since the cycle’s trough.  Total company headcount is up about 25% since the beginning of 2010.  Although the training process for new hires necessarily results in some temporary inefficiency in the factories, we believe we are now well positioned to meet anticipated demand,” Glick added.

FIRST QUARTER RESULTS

Oilfield Division – Oilfield sales for the first quarter of 2011 increased 71% to $153.7 million, from $89.9 million in the first quarter of 2010, and grew 7% from the fourth quarter of 2010.  Customers continue to spend aggressively in North America, especially in Western Canada, the Permian Basin, and in the Niobrara, Bakken and Eagle Ford Shale plays.  Oilfield’s new order bookings increased 51% to $201.2 million from a year ago and were up 18% from the prior quarter.  Overall, North America bookings were up sharply, while international bookings were roughly flat.  Oilfield’s backlog more than doubled to $178.9 million at March 31 from $86.5 million a year earlier.  Gross margin for the Oilfield Division expanded to 22.7%, versus 20.5% in the first quarter of 2010. Compared to the prior quarter, gross margin decreased by 1.4 points. Excluding the impact of the general liability accrual and the sequential change in non-cash LIFO expenses, gross margin would have increased by 0.5 points sequentially. In addition, the first quarter gross margin was impacted by the training of new hires and weather disruptions in the U.S in the early part of the quarter.
Power Transmission Division – Revenues from Power Transmission products increased 9% to $40.7 million from $37.2 million in the first quarter of 2010 and were down 18% sequentially from the fourth quarter of 2010. The year-over-year increase was driven by strong international sales, partially offset by a decline in domestic shipments.  New order bookings in Power Transmission increased 31% from last year’s first quarter and increased 18% sequentially to a record $60.3 million. International bookings were especially strong, of which 30% were from the oil and gas industry and 22% from power generation.  The Power Transmission backlog grew to $122.8 million at the end of the first quarter, from $106.0 million a year earlier and from $103.1 million at the end of the fourth quarter of 2010. Gross margin for the Power Transmission Division expanded to 27.6%, versus 27.3% in the first quarter of 2010. Compared to the prior quarter, gross margin decreased by 1.9 points. Excluding the impact of the sequential change in non-cash LIFO expenses, gross margin would have decreased by only 0.3 points sequentially, primarily due to lower production volumes early in the quarter.
Consolidated – Gross profit margin for the first quarter increased to 23.8% of revenues, compared to 22.5% a year ago but decreased from 25.4% sequentially.   Excluding the impact of the general liability accrual and the sequential change in non-cash LIFO expenses, consolidated gross margin would have been flat sequentially. Selling, general and administrative (SG&A) expenses increased to $26.7 million in the first quarter compared to $19.3 million in last year’s first quarter. However, as a percentage of revenues, SG&A expenses declined to 13.8% in the latest quarter compared to 15.2% a year ago.  Included in our SG&A expenses were approximately $1.0 million, or about $0.02 per share, of patent litigation costs related to our automation technology and relocation expenses related to the current disturbances in the Middle East.  Operating income more than doubled to $19.5 million in the first quarter, compared to $9.3 million in the prior-year period.

OUTLOOK

“Robust oil prices are supporting continued investment in energy projects around the world, most notably in some of the land-based shale plays here in North America,” Glick said.  “But while the first quarter strength was primarily driven by domestic activity, I expect that the second quarter could be more of an international story.
“Bookings have continued the upward trend we expected.  For the balance of 2011, we expect bookings to remain strong; it will be difficult to maintain the robust levels we saw during the first quarter.  While there was little operational impact from the unrest in the Middle East and North Africa, it’s likely some projected new orders from those regions may be delayed.
 “We estimate second quarter revenues to be in the range of $215 million to $225 million and earnings in the range $0.62 to $0.72 per diluted share.  The primary uncertainties in our estimate are the impact of the Middle East unrest and the evolving situation in Japan.  For the full year, we are raising our guidance range of revenues to between $850 million and $875 million and earnings between $2.70 and $3.00 per diluted share.  These ranges assume very limited pricing improvements.  We also continue to expect our capital expenditures to be in the $100 million to $125 million range,” Glick concluded.

CONFERENCE CALL
Lufkin will discuss its first quarter financial results in a conference call today at 10:00 a.m. Eastern time (9:00 a.m. Central time).  To listen to the call, dial (480) 629-9724 and ask for the Lufkin Industries call at least 10 minutes prior to the start of the call.  The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations page of Lufkin’s corporate website at www.lufkin.com.  A telephonic replay will be available through April 27, 2011, by dialing (303) 590-3030 and entering reservation number 4429441#.

ABOUT LUFKIN
Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Sales	$194,397	$127,123
Cost of sales	148,204	98,500
Gross profit	46,193	28,623
Selling, general and administrative
Expenses	26,740	19,327
Litigation reserve	-	-
Operating income	19,453	9,296

Other income (expense), net	(76)	75

Earnings from continuing operations before income tax provision	19,377	9,371

Income tax provision	6,976	3,374
Earnings from continuing operations	12,401	5,997
Earnings (loss) from discontinued operations net of tax	-	(5)
Net earnings	$12,401	$5,992

Basic earnings per share:

Earnings from continuing operations	$0.41	$0.20
Earnings from discontinued operations	$-	$-
Net earnings	$0.41	$0.20

Diluted earnings per share:
Earnings from continuing operations	$0.40	$0.20
Earnings from discontinued operations	$-	$-
Net earnings	$0.40	$0.20

Dividends per share	$0.125	$0.125

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)

	Mar. 31,	Dec. 31,
	2011	2010
Current assets	364,209	345,197
Total assets	661,708	621,078
Current liabilities	105,258	84,577
Long-term debt	-	-
Shareholders' equity	505,664	485,960
Working capital	258,951	260,620

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

			Three Months Ended
			Mar. 31,
			2011	2010
Sales:
	Oilfield		$153,722	$89,921
	Power Transmission		40,675	37,202

	Total		$194,397	$127,123

		Mar. 31,	Dec. 31,	March. 31,
		2011	2010	2010
Backlog:
	Oilfield	$178,869	$131,423	$86,540
	Power Transmission	122,751	103,127	105,988

	Total	$301,620	$234,550	$192,528

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Earnings from continuing operations	$12,401	$5,997
Plus:
General Liability Accrual	640
IP Legal Expense	544	-
Adjusted net earnings from continuing operations	$13,585	$5,997

Diluted earnings per share:
Earnings from continuing operations	$0.40	$0.20
Plus:
General Liability Accrual	$0.02	$-
IP Legal Expense	$0.02	$-
Adjusted net earnings	$0.44	$0.20

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LUFK-IR